As filed with the Securities and Exchange Commission on December 10, 2024

Registration No. 333-277858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT NO. 333-277858

UNDER
THE SECURITIES ACT OF 1933

Longboard Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-5009619
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

4275 Executive Square, Suite 950
La Jolla, California 92037

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Gibbs
President
Longboard Pharmaceuticals, Inc.
4275 Executive Square, Suite 950
La Jolla, California 92037
(858) 789-9283
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Alan Zoccollilo, Esq.
Piotr Korzynski, Esq.
Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018
(212) 626-4100

Approximate date of commencement of proposed sale to the public: Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) deregisters all securities that remain unsold under the registration statement on Form S-3ASR, File No. 333-277858 (the “Registration Statement”), filed by Longboard Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on March 12, 2024.

On December 2, 2024, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 14, 2024, among the Company, H. Lundbeck A/S, a Danish aktieselskab (“Parent”), Lundbeck LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Payor”), and Langkawi Corporation, a Delaware corporation and a direct wholly owned subsidiary of Payor (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving the merger as a direct wholly owned subsidiary of Payor (the “Merger”).

In connection with the Merger, and by filing this Post-Effective Amendment, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that remain unsold at the termination of the offerings, by filing this Post-Effective Amendment, the Company hereby removes from registration any and all securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on December 10, 2024.

LONGBOARD PHARMACEUTICALS, INC.

By:	/s/ Thomas Gibbs
Thomas Gibbs President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.